                                   DCI 1. Inc.

                                      12.1

                          Certificate of Incorporation
                             Filed February 27, 1985
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                          CERTIFICATE OF INCORPORATION
                                       OF
                                   DCI I, INC.

            FIRST: The name of the corporation is DCI I, Inc.

            SECOND: The address of the corporation's registered agent in the State of Delaware is 800 King Street, City of Wilmington, and County of New Castle, 19899. The registered agent is the corporation itself.

            THIRD: The nature of the business or purposes to be conducted or promoted is:

                        To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH: The total number of shares which this corporation is authorized to issue is One Thousand (1000) shares of common stock having a par value of One Dollar ($1.00) per share.

            FIFTH: The name and mailing address of the Incorporator is as follows:

                 Name                      Address
                 ----                      -------
                 Dale G. Stoodley          800 King Street
                                           Wilmington, Delaware 19899

            SIXTH: The names and mailing addresses of the directors who shall serve until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

                 Name                      Address
                 ----                      -------
                 Nevius M. Curtis          800 King Street
                                           Wilmington, Delaware 19899


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
                 Roger D. Campbell         800 King Street
                                           Wilmington, Delaware 19899

                 Howard E. Cosgrove        800 King Street
                                           Wilmington, Delaware 19899

                 H. Ray Landon             800 King Street
                                           Wilmington, Delaware 19899

            SEVENTH: The Board of Directors may make, alter and repeal-any by-law of the corporation.

            EIGHTH: The Corporation shall indemnify its directors, officers and employees against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them by reason of their serving in such capacity to the fullest extent permitted by the Delaware General Corporation Law.

            I, the undersigned, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true and accordingly have hereunto set my hand and seal this 26th day of February, 1985.


                                         ____________________________
                                         Dale G. Stoodley